Exhibit 99.1

AcelRx Pharmaceuticals Announces the Appointment of Jill Broadfoot to its Board of Directors

Hayward, Calif., November 23, 2021 – AcelRx Pharmaceuticals, Inc. (NASDAQ: ACRX), a specialty pharmaceutical company focused on the development and commercialization of innovative therapies for use in medically supervised settings, today announced the appointment of Jill Broadfoot to the company’s Board of Directors.

Ms. Broadfoot currently serves as the Chief Financial Officer (CFO) of aTyr Pharma, Inc., a position she has held since July 2018. Prior to joining aTyr, Ms. Broadfoot served as CFO of Emerald Health Pharmaceuticals and Emerald Health Bioceuticals, where she was responsible for establishing operations for the U.S.-based pharmaceutical and bioceutical entities as well as the establishment of operations, corporate governance, finance and accounting and investor relations functions. Prior to Emerald Health, Ms. Broadfoot served as Vice President, U.S. Corporate Controller at GW Pharmaceuticals. While at GW Pharmaceuticals, her responsibilities included establishing U.S. commercial operations and implementing U.S. public company financial and accounting standards in connection with the transfer of corporate operations from the U.K. to the U.S. Prior to joining GW Pharmaceuticals, Ms. Broadfoot served as CFO of Vical, held various positions at DJO Global, including as Vice President of Finance, and served as an audit manager at Ernst & Young LLP. Ms. Broadfoot is a member of the board of directors of Otonomy, Inc., a publicly traded biopharmaceutical company. Ms. Broadfoot holds a B.S. in business administration and accounting from San Diego State University and is a Certified Public Accountant.

“We are delighted to welcome Jill to the AcelRx Board at this time of strategic evolution,” said Vince Angotti, AcelRx Chief Executive Officer. “Jill’s experience in finance, operations and business development come at an ideal time for AcelRx given our ongoing corporate development and licensing activities,” continued Angotti.

“I’m thrilled to be able to support AcelRx with its planned growth,” said Jill Broadfoot. “I believe the company is well positioned and has a solid foundation to deliver on its ambitious objectives.”

About AcelRx Pharmaceuticals, Inc.
AcelRx Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on the development and commercialization of innovative therapies for use in medically supervised settings.  AcelRx's proprietary, non-invasive sublingual formulation technology delivers sufentanil with consistent pharmacokinetic profiles. The Company has one approved product in the U.S., DSUVIA® (sufentanil sublingual tablet, 30 mcg), known as DZUVEO® in Europe, indicated for the management of acute pain severe enough to require an opioid analgesic for adult patients in certified medically supervised healthcare settings, and several product candidates. The product candidates include Zalviso® (sufentanil sublingual tablet system, SST system, 15 mcg), an investigational product in the U.S. being developed as an innovatively designed patient-controlled analgesia (PCA) system for reduction of moderate-to-severe acute pain in medically supervised settings, and two pre-filled, ready-to-use syringes of ephedrine and phenylephrine licensed for the U.S. from Aguettant. DZUVEO and Zalviso are both approved products in Europe.

For additional information about AcelRx, please visit www.acelrx.com.

Investor Contacts:

Raffi Asadorian, CFO, AcelRx

650-216-3500

investors@acelrx.com

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